Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Diabetic Treatment Centers of America, Inc. of our report dated June 19, 2006 relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-KSB of Diabetic Treatment Centers of America, Inc. for the year ended March 31, 2006. Our report dated June 19, 2006 relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

/s/ Tedder, James, Worden and Associates, P.A.

Orlando, Florida

March 20, 2007